Exhibit 10(c)

CANCELLATION AGREEMENT

THIS AGREEMENT is made and entered into as of December 29, 2003 by and among Parker-Hannifin Corporation (the “Company”), Duane E. Collins (the “Executive”) and The Duane E. Collins Irrevocable Trust dated 5/10/99 (the “Trust”).

RECITALS

A. The Company and the Executive are parties to an Exchange Agreement dated as of May 11, 1999 (the “Exchange Agreement”) whereby the Executive agreed to the surrender of 38,633 shares of Company common stock issued to the Executive under the Company’s 1991-92-93 Long Term Incentive Plan (the “Shares”) in exchange for the Company’s agreement to be bound by the terms of an Executive Estate Protection Plan Document (as defined in the Exchange Agreement).

B. The Company, the Executive and the Trust are parties to an Executive Estate Protection Agreement dated as of May 11, 1999 (the “EEP Agreement”) whereby the Company has agreed to provide life insurance for the benefit of the Executive and his wife by funding the premiums on a Policy (as defined in the EEP Agreement) to be owned by the Trust.

C. In September 2003, the Internal Revenue Service issued final regulations (the “Tax Regulations”) which have a significant negative affect on the Executive from a financial standpoint relative to the tax treatment of the Executive’s benefits under the EEP Agreement; and

D. As a result of the Tax Regulations, the Executive has requested that the Company and the Trust agree to the cancellation of their respective obligations under the Exchange Agreement and EEP Agreement.

E. The Company and the Trust are willing to accommodate the Executive’s request to cancel their respective obligations under the Exchange Agreement and the EEP Agreement pursuant to the terms and conditions stated herein, which are specifically designed to assure repayment to the Company of all premiums paid by the Company for the Policy and to have the same cash flow impact to the Company on a present value basis as would the continuation of the Company’s rights and obligations under the EEP Agreement.

AGREEMENT

1. The Executive, the Company and the Trust agree that the Exchange Agreement and the EEP Agreement shall be cancelled effective December 29, 2003 (the “Effective Date”) and no party shall have any further obligation thereunder. For the avoidance of doubt, as of the Effective Date, the Company shall have no further obligation to pay premiums for the Policy.

2. As of the Effective Date, the Trust and the Company shall instruct the Insurer (as defined in the EEP Agreement) in writing to remit $3,476,020 from the cash value of the Policy (the “Cash Value”) to the Company as repayment in full for the funds provided by the Company for the acquisition and maintenance of the Policy. Upon receipt of such payment, the Company shall execute and deliver to the Insurer a full and complete release of its Collateral Interest (as defined in the EEP Agreement) in the Policy. The remaining Cash Value shall belong to the Trust.

3. Commencing May 1, 2004 and continuing on each May 1 thereafter until May 1, 2022, the Company shall pay to Executive, his heirs, successors or assigns, the annual sum of $197,238.

4. This Agreement shall be governed by and construed under the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company, the Executive and the Trust have executed this Agreement as of the date first above written.

PARKER-HANNIFIN CORPORATION

By: /s/ Dana A. Dennis

Title: Vice President

/s/ Duane E. Collins

Duane E. Collins

THE DUANE E. COLLINS IRREVOCABLE

TRUST DATED 5/10/99

By: /s/ Sharon Ann Collins

Sharon Ann Collins

Trustee

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